Exhibit 99.1

Papa John’s Announces Third Quarter 2012 Results

EPS Increased 25.0% on Comparable Sales Increases of 2.5% for North America and 6.9% for International

LOUISVILLE, Ky.--(BUSINESS WIRE)--October 31, 2012--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the three and nine months ended September 23, 2012.

Highlights

  Third quarter earnings per diluted share of $0.55 in 2012, an increase of 25.0% over earnings per diluted share of $0.44 in 2011
  56 global net restaurant openings during the quarter
  2012 earnings guidance raised to a range of $2.53 to $2.63; comparable sales guidance raised for both North America (updated guidance range of +3.0% to +4.0%) and International (updated guidance range of +6.0% to +7.0%)

“During the third quarter, we achieved a significant milestone with the opening of our 4,000th restaurant,” said Papa John’s founder, chairman, and chief executive officer, John Schnatter. “Consumers and franchisees continue to put a premium on quality and that’s where Papa John’s wins. This translates into both strong global development and solid comparable sales results.”

Third quarter 2012 revenues were $325.5 million, a 6.5% increase from third quarter 2011 revenues of $305.7 million. Third quarter 2012 net income was $13.2 million compared to third quarter 2011 net income of $11.1 million. Third quarter 2012 diluted earnings per share were $0.55, compared to third quarter 2011 diluted earnings per share of $0.44.

Revenues were $975.4 million for the nine months ended September 23, 2012, a 7.0% increase from revenues of $911.7 million for the same period in 2011. Net income was $44.7 million for the nine months ended September 23, 2012 ($46.8 million excluding the $2.1 million Incentive Contribution discussed later in this press release), compared to net income of $39.7 million for the same period in 2011. Diluted earnings per share were $1.85 for the nine months ended September 23, 2012 ($1.94 excluding the Incentive Contribution), compared to $1.55 in the prior year.

Global Restaurant and Comparable Sales Information

	Three Months Ended		Nine Months Ended
	Sept. 23, 2012	Sept. 25, 2011	Sept. 23, 2012	Sept. 25, 2011

Global restaurant sales growth (a)	7.1%	8.3%	7.6%	8.3%

Global restaurant sales growth, excluding the impact of foreign currency (a)	7.4%	7.6%	8.0%	7.7%

Comparable sales growth (b)
Domestic company-owned restaurants	5.0%	6.3%	5.1%	5.0%
North America franchised restaurants	1.7%	4.9%	2.4%	3.6%
System-wide North America restaurants	2.5%	5.3%	3.0%	3.9%

System-wide international restaurants	6.9%	4.7%	7.1%	5.0%

(a) Includes both company-owned and franchised restaurant sales.

(b) Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

Management believes global restaurant and comparable sales information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant and comparable sales information is also useful in analyzing industry trends and the strength of our brand. Franchise restaurant sales are not included in company revenues.

Revenue and Operating Highlights

Revenues

Consolidated revenues increased $19.8 million, or 6.5%, for the third quarter of 2012 and increased $63.7 million, or 7.0%, for the nine months ended September 23, 2012 compared to the same periods in the prior year. The increases in revenues were primarily due to the following:

  Domestic company-owned restaurant sales increased $14.5 million, or 11.3%, and $35.5 million, or 9.0%, for the three and nine months ended September 23, 2012, respectively, due to increases in comparable sales of 5.0% and 5.1% and the net acquisition of 50 restaurants in the Denver and Minneapolis markets from a franchisee in the second quarter of 2012.
  North America franchise royalty revenue increased approximately $800,000, or 4.5%, and $2.6 million, or 4.7%, for the three and nine months ended September 23, 2012, respectively, primarily due to increases in comparable sales of 1.7% and 2.4% and increases in net franchise restaurants over the prior year. Royalty revenue increases were slightly offset by reduced royalties attributable to the company’s net acquisition of the 50 restaurants noted above.
  Domestic commissary sales increased $1.8 million, or 1.4%, and $17.3 million, or 4.6%, for the three and nine months ended September 23, 2012, respectively, primarily due to higher commissary product volumes resulting from increases in the volume of restaurant sales, partially offset by lower revenues due to lower commodity costs.
  International revenues increased $2.5 million, or 16.2%, and increased $9.7 million, or 22.8%, for the three and nine months ended September 23, 2012, respectively, primarily due to increases in the number of restaurants and increases in comparable sales of 6.9% and 7.1%, calculated on a constant dollar basis.

Operating Highlights

All comparisons below are versus the same period of the prior year unless otherwise noted and exclude the Incentive Contribution. See “Marketing Incentive Contribution” below for further information.

Third quarter 2012 income before income taxes was $21.1 million, compared to $16.8 million, or a 25.0% increase. Income before income taxes was $72.4 million for the nine months ended September 23, 2012, compared to $62.7 million, or a 15.5% increase.

Income before income taxes is summarized in the following table on a reporting segment basis (in thousands):

	Three Months Ended			Nine Months Ended
	Sept. 23,	Sept. 25,	Increase	Sept. 23,	Sept. 25,	Increase
	2012	2011	(Decrease)	2012	2011	(Decrease)

Domestic company-owned restaurants (a)	$5,549	$4,273	$1,276	$27,228	$22,577	$4,651
Domestic commissaries	6,846	7,237	(391)	25,990	21,112	4,878
North America franchising	16,070	15,941	129	50,829	50,190	639
International	625	249	376	1,217	(817)	2,034
All others	732	(66)	798	1,598	(742)	2,340
Unallocated corporate expenses (b)	(9,007)	(11,085)	2,078	(34,198)	(29,371)	(4,827)
Elimination of intersegment losses (profits)	242	297	(55)	(229)	(256)	27
Income before income taxes	21,057	16,846	4,211	72,435	62,693	9,742
Incentive Contribution (income) expense	(250)	-	(250)	3,221	-	3,221
Income before income taxes, excluding Incentive Contribution	$20,807	$16,846	$3,961	$75,656	$62,693	$12,963

(a) The nine months ended September 23, 2012 includes the benefit of a $1.0 million advertising credit from the Papa John’s Marketing Fund related to the Incentive Contribution.

(b) Includes the impact of the Incentive Contribution in 2012 ($250,000 increase for the three-month period and a $4.3 million reduction for the nine-month period).

The increase in income before income taxes for the three months ended September 23, 2012, of $4.0 million is primarily due to the following:

  Domestic company-owned restaurants income improved approximately $1.3 million primarily due to comparable sales increases as well as favorable commodity costs.
  North America Franchising and International improved due to the previously mentioned increase in net restaurants and strong comparable sales results.
  All others improved approximately $800,000 primarily due to an improvement in our eCommerce operations due to higher online sales.
  Unallocated corporate expenses decreased due to the prior year including higher franchise incentives and a charge of approximately $800,000 related to lease obligations associated with our former Perfect Pizza operations in the United Kingdom, partially offset by higher legal and insurance costs.
  These increases were partially offset by a decrease in Domestic commissaries operating results of approximately $400,000. The decrease was due to lower margins resulting from lower prices charged to restaurants, slightly offset by increased profits from higher restaurant sales.

The increase in income before income taxes for the nine months ended September 23, 2012, of $13.0 million is primarily due to the following:

  Domestic company-owned restaurants operating income improved approximately $4.7 million primarily due to comparable sales increases as well as favorable commodity costs.
  Domestic commissaries income improved approximately $4.9 million primarily due to the increase in net restaurants and comparable sales.
  North America Franchising and International improved due to the previously mentioned increase in net restaurants and strong comparable sales results.
  All others improved approximately $2.3 million primarily due to an improvement in our eCommerce operations due to higher online sales.
  These increases were slightly offset by higher unallocated corporate expenses primarily due to an increase in short-term management incentives, legal and insurance costs and higher costs related to our operators’ conference, partially offset by the prior year including franchise incentives and a charge of approximately $800,000 related to lease obligations associated with our former Perfect Pizza operations in the United Kingdom.

The effective tax rates were 33.8% for both the three and nine months ended September 23, 2012, representing increases of 4.7% and 1.7% from the prior year rates. Our effective income tax rate may fluctuate from quarter to quarter for various reasons, including the settlement or resolution of specific federal and state issues. The prior year included significant favorable tax resolution items.

The company’s free cash flow for the first nine months of 2012 and 2011 was as follows (in thousands):

	Sept. 23,	Sept. 25,
	2012	2011

Net cash provided by operating activities*	$94,773	$87,216
Purchase of property and equipment	(26,425)	(20,647)
Free cash flow	$68,348	$66,569

*The increase in net cash provided by operating activities is primarily due to higher operating income and favorable changes in working capital.

We define free cash flow as net cash provided by operating activities (from the consolidated statements of cash flows) less the purchase of property and equipment. We view free cash flow as an important measure because it is a factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by accounting principles generally accepted in the United States (“GAAP”) and as a result our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for additional information concerning our operating results and cash flow for the three- and nine-month periods ended September 23, 2012.

Global Restaurant Unit Data

At September 23, 2012, there were 4,029 Papa John’s restaurants operating in all 50 states and in 34 countries, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
Third Quarter
Beginning - June 24, 2012	643	2,475	3,118	855	3,973
Opened	2	45	47	28	75
Closed	-	(9)	(9)	(10)	(19)
Acquired	1	3	4	-	4
Divested	(3)	(1)	(4)	-	(4)
Ending - September 23, 2012	643	2,513	3,156	873	4,029

Year-to-date
Beginning - December 25, 2011	598	2,463	3,061	822	3,883
Opened	2	127	129	83	212
Closed	(3)	(31)	(34)	(32)	(66)
Acquired	57	11	68	-	68
Divested	(11)	(57)	(68)	-	(68)
Ending - September 23, 2012	643	2,513	3,156	873	4,029

Restaurants at September 25, 2011	597	2,413	3,010	770	3,780

Year-over-year restaurant unit growth	46	100	146	103	249

% increase	7.7%	4.1%	4.9%	13.4%	6.6%

Our development pipeline as of September 23, 2012 included approximately 1,500 restaurants (300 restaurants in North America and 1,200 restaurants internationally), the majority of which are scheduled to open over the next six years.

Marketing Incentive Contribution

As previously announced, in connection with a new multi-year supplier agreement, the company received a $5.0 million supplier marketing payment in the first quarter of 2012. The company is recognizing the supplier marketing payment evenly as income over the five-year term of the agreement ($250,000 per quarter). The company then contributed the supplier marketing payment to the Papa John’s Marketing Fund (“PJMF”), an unconsolidated, non-profit corporation, for the benefit of domestic restaurants. The company’s contribution to PJMF was fully expensed in the first quarter of 2012.

PJMF elected to distribute the $5.0 million supplier marketing payment to the domestic system as advertising credits in the first quarter of 2012. Our domestic company-owned restaurants’ portion of the adverting credits resulted in an increase in income before income taxes of approximately $1.0 million in the first quarter.

The overall impact of the two transactions described above, which are collectively defined as the “Incentive Contribution,” increased income before income taxes $250,000 in the third quarter of 2012 and reduced income before income taxes by approximately $3.2 million for the nine-month period, as outlined in the table below. The impact for full-year 2012 will be a reduction to income before income taxes of approximately $3.0 million (diluted earnings per share reduction of $0.08).

The following table reconciles our GAAP financial results to the adjusted financial results, excluding the impact of the Incentive Contribution, for the three and nine months ended September 23, 2012:

	Three Months Ended		Nine Months Ended
	Sept. 23,	Sept. 25,	Sept. 23,	Sept. 25,
(In thousands, except per share amounts)	2012	2011	2012	2011

Income before income taxes, as reported	$21,057	$16,846	$72,435	$62,693
Incentive Contribution	(250)	-	3,221	-
Income before income taxes, excluding Incentive Contribution	$20,807	$16,846	$75,656	$62,693

Net income, as reported	$13,151	$11,123	$44,664	$39,674
Incentive Contribution	(159)	-	2,116	-
Net income, excluding Incentive Contribution	$12,992	$11,123	$46,780	$39,674

Earnings per diluted share, as reported	$0.55	$0.44	$1.85	$1.55
Incentive Contribution	-	-	0.09	-
Earnings per diluted share, excluding Incentive Contribution	$0.55	$0.44	$1.94	$1.55

The non-GAAP measures shown above, which exclude the Incentive Contribution, should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures. Management believes presenting the financial information excluding the impact of the Incentive Contribution is important for purposes of comparison to prior year results. In addition, management uses these non-GAAP measures to allocate resources, and analyze trends and underlying operating performance. Annual cash bonuses, and certain long-term incentive programs for various levels of management, are based on financial measures that exclude the Incentive Contribution.

Share Repurchase Activity

The company repurchased 515,000 shares of its common stock for $25.4 million during the three months ended September 23, 2012 and repurchased 1.5 million shares for $64.1 million during the nine months ended September 23, 2012. Subsequent to quarter-end through October 24, 2012, the company repurchased 107,000 shares for $5.6 million. Approximately $51.8 million remains available under the company’s share repurchase program.

There were 23.7 million and 24.1 million diluted weighted average shares outstanding for the three- and nine-month periods, representing decreases of 5.7% and 5.6% over the prior year comparable periods. Diluted earnings per share increased $0.03 and $0.10 for the three- and nine-month periods, respectively, due to the reductions in shares outstanding, primarily resulting from the share repurchase program. Approximately 23.1 million actual shares of the company’s common stock were outstanding as of September 23, 2012.

2012 Guidance Update

The company provided the following 2012 guidance updates:

	Updated Guidance	Previous Guidance

Diluted earnings per share (a)	$2.53 to $2.63	$2.45 to $2.55

North America comparable sales	+3.0% to +4.0%	+2.0% to +3.0%

International comparable sales	+6.0% to +7.0%	+4.0% to +5.5%

Capital expenditures	$43 to $48 million	$47 to $52 million

Worldwide net unit openings	240-280	240-280
North America	125-145	110-130
International	115-135	130-150

(a) The 2012 fiscal year will consist of 53 weeks. The impact of the 53rd week of operations is expected to increase earnings per share by approximately $0.08 to $0.10, substantially offsetting the decrease in 2012 from the Incentive Contribution.

All other guidance remains unchanged.

The company will be announcing key operating assumptions and earnings guidance for 2013 in conjunction with its fourth quarter and full year 2012 earnings press release to be issued in late February 2013.

Conference Call

A conference call is scheduled for November 1, 2012 at 10:00 a.m. Eastern Time to review our third quarter 2012 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, through November 7, 2012. The replay can be accessed from the company’s web site at www.papajohns.com or by dialing 855-859-2056 (U.S. and Canada) or 404-537-3406 (international). The Conference ID is 68145839.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such statements may relate to projections concerning business performance, revenue, earnings, contingent liabilities, commodity costs, margins, unit growth, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to: aggressive changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales, including an increase in or continuation of the aggressive pricing and promotional environment; new product and concept developments by food industry competitors; increases in or sustained high costs of food ingredients and other commodities, paper, utilities and fuel, including increases related to drought conditions; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, which could be impacted by challenges securing financing, finding suitable store locations or securing required domestic or foreign government permits and approvals; our ability to successfully integrate the operations of franchised restaurants we acquire; the credit performance of our franchise loan program; adverse macroeconomic or business conditions; general economic and political conditions, including increasing tax rates, and their resulting impact on consumer buying habits; changes in consumer preferences; increased employee compensation, benefits, insurance and similar costs (including the implementation of federal health care legislation); the ability of the company to pass along increases in or sustained high costs to franchisees or consumers; the impact of current or future legal claims and current or proposed legislation impacting our business; the impact that product recalls, food quality or safety issues, and general public health concerns could have on our restaurants; currency exchange and interest rates; credit risk associated with parties to leases of restaurants and commissaries, including those Perfect Pizza locations formerly operated by us, for which we remain contractually liable; risks associated with security breaches, including theft of company and customer information; and increased risks associated with our international operations, including economic and political conditions in our international markets and difficulty in meeting planned sales targets and new store growth for our international operations. These and other risk factors are discussed in detail in “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 25, 2011. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 23, 2012	September 25, 2011	September 23, 2012	September 25, 2011
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
North America:
Domestic Company-owned restaurant sales	$143,299	$128,787	$430,641	$395,099
Franchise royalties	18,777	17,967	58,396	55,801
Franchise and development fees	160	155	588	464
Domestic commissary sales	132,666	130,870	396,869	379,569
Other sales	12,581	12,368	36,610	38,185
International:
Royalties and franchise and development fees	4,582	4,054	13,769	11,865
Restaurant and commissary sales	13,449	11,467	38,496	30,686
Total revenues	325,514	305,668	975,369	911,669

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	34,054	32,229	99,391	94,491
Salaries and benefits	39,587	35,012	118,239	107,028
Advertising and related costs	13,920	11,790	39,897	36,477
Occupancy costs	9,185	8,496	25,702	24,304
Other operating expenses	21,490	18,858	62,738	57,265
Total domestic Company-owned restaurant expenses	118,236	106,385	345,967	319,565

Domestic commissary and other expenses:
Cost of sales	111,114	110,387	328,364	320,359
Salaries and benefits	9,654	8,840	27,875	26,502
Other operating expenses	14,082	13,381	41,886	40,050
Total domestic commissary and other expenses	134,850	132,608	398,125	386,911

International operating expenses	11,394	9,634	32,761	26,118
General and administrative expenses	30,426	27,332	93,485	84,023
Other general expenses	1,211	4,777	8,020	7,017
Depreciation and amortization	8,192	7,974	24,223	24,711
Total costs and expenses	304,309	288,710	902,581	848,345

Operating income	21,205	16,958	72,788	63,324
Net interest expense	(148)	(112)	(353)	(631)
Income before income taxes	21,057	16,846	72,435	62,693
Income tax expense	7,112	4,906	24,479	20,151
Net income, including noncontrolling interests	13,945	11,940	47,956	42,542
Net income attributable to noncontrolling interests	(794)	(817)	(3,292)	(2,868)
Net income, net of noncontrolling interests	$13,151	$11,123	$44,664	$39,674

Basic earnings per common share	$0.57	$0.45	$1.89	$1.57
Earnings per common share - assuming dilution	$0.55	$0.44	$1.85	$1.55

Basic weighted average shares outstanding	23,268	24,964	23,685	25,302
Diluted weighted average shares outstanding	23,721	25,146	24,107	25,528

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 23,	December 25,
	2012	2011
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$25,353	$18,942
Accounts receivable, net	33,072	28,169
Notes receivable, net	4,245	4,221
Inventories	21,419	20,091
Prepaid expenses and other current assets	13,172	15,765
Deferred income taxes	8,409	7,636
Total current assets	105,670	94,824

Property and equipment, net	185,596	181,910
Notes receivable, less current portion, net	12,757	11,502
Goodwill	78,971	75,085
Other assets	29,485	27,061
Total assets	$412,479	$390,382

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$34,072	$32,966
Income and other taxes payable	10,217	3,969
Accrued expenses and other current liabilities	53,026	44,198
Total current liabilities	97,315	81,133

Deferred revenue	8,019	4,780
Long-term debt	50,000	51,489
Other long-term liabilities	24,611	22,014
Long-term accrued income taxes	4,220	3,597
Deferred income taxes	10,508	9,147
Total liabilities	194,673	172,160

Total stockholders' equity	217,806	218,222
Total liabilities and stockholders' equity	$412,479	$390,382

Note: The balance sheet at December 25, 2011 has been derived from the audited consolidated financial statements at that date, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Nine Months Ended
(In thousands)	September 23, 2012	September 25, 2011
	(Unaudited)	(Unaudited)

Operating activities
Net income, including noncontrolling interests	$47,956	$42,542
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	1,250	882
Depreciation and amortization	24,223	24,711
Deferred income taxes	647	5,219
Stock-based compensation expense	4,932	5,266
Excess tax benefit on equity awards	(1,717)	(576)
Other	3,789	1,272
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(6,018)	(3,071)
Inventories	(1,188)	201
Prepaid expenses and other current assets	3,138	4,102
Other assets and liabilities	(1,463)	1,000
Accounts payable	1,106	3,896
Income and other taxes payable	6,248	3,023
Accrued expenses and other current liabilities	7,258	(228)
Long-term accrued income taxes	623	55
Deferred revenue	3,989	(1,078)
Net cash provided by operating activities	94,773	87,216

Investing activities
Purchase of property and equipment	(26,425)	(20,647)
Loans issued	(3,951)	(2,598)
Repayments of loans issued	2,620	4,542
Acquisitions, net of cash acquired	(6,175)	-
Proceeds from divestitures of restaurants	1,068	-
Other	4	62
Net cash used in investing activities	(32,859)	(18,641)

Financing activities
Net repayments on line of credit facility	(1,489)	(49,000)
Excess tax benefit on equity awards	1,717	576
Tax payments for restricted stock	(846)	(1,041)
Proceeds from exercise of stock options	11,399	10,981
Acquisition of Company common stock	(64,146)	(49,579)
Distributions to noncontrolling interests	(2,431)	(3,129)
Other	174	97
Net cash used in financing activities	(55,622)	(91,095)

Effect of exchange rate changes on cash and cash equivalents	119	67
Change in cash and cash equivalents	6,411	(22,453)
Cash and cash equivalents at beginning of period	18,942	47,829

Cash and cash equivalents at end of period	$25,353	$25,376

CONTACT:
Papa John’s International, Inc.
Lance Tucker, Chief Financial Officer, 502-261-4218